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
Pricing Supplement No. 18 Dated October 23, 2001                        Registration Statement No. 333-62422
(To Prospectus Supplement Dated June 29, 2001                               Filed Pursuant to Rule 424(b)(2)
and Prospectus Dated  June 29, 2001)
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                     CREDIT SUISSE FIRST BOSTON (USA), INC.
                                MEDIUM-TERM NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

THE MEDIUM-TERM NOTES, AS FURTHER DESCRIBED BELOW AND IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT UNDER "DESCRIPTION OF NOTES," WILL BEAR INTEREST FROM THE DATE OF ISSUANCE UNTIL THE PRINCIPAL AMOUNT THEREOF IS PAID OR MADE AVAILABLE FOR PAYMENT AT THE RATE SET FORTH BELOW.

Credit Suisse First Boston Corporation's capacity on original issuance:

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
      X  As Agent
     |_| As principal.  If as principal:  |_| The Notes are being offered at varying prices related to
                                              prevailing market prices at the time of resale.
                                          |_| The Notes are being offered at a fixed initial public price
                                              __% of  Principal Amount.
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Principal Amount: $275 MM                        CUSIP:  22541FBK1

Form of Note:  Book-Entry Note

Original Issue Date (Settlement Date): October 23, 2001

Specified Currency:  X U.S. dollars              |_| Other:

Authorized Denominations:     X  U.S. $1,000 and integral multiples thereof
                             |_| Other:

Maturity Date:    October 23, 2002
Interest Payment Date(s): Monthly Pays the 23rd of each Month. Subject to the modified following business day convention
Type of Note:

|_| Fixed Rate Note
        Interest Rate: __%
        Day Count:           |_| 30/360          |_| Other:

 X  Floating Rate Note:
        Interest Rate Basis or Bases:
                |_| CD Rate                      |_| Commercial Paper Rate
                |_| Money Market Yield               Federal Funds Open Same Day
                |_| Prime Rate                       Treasury Rate
                    LIBOR
                    X 1 MONTH   LIBOR  Two day Prior London Business day.
                    Telerate PAGE 3750 11:00am       Index Currency:
                                                     Index Maturity:
                    |_| Other:
                        Day Count:  |_| 30/360                     Actual/Actual
                        X  Actual/360            |_| Other:


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Spread (plus or minus): +7%

Initial Interest Rate: TBD

Interest Category
          Regular Floating Rate Note
       X  Floating Rate/Fixed Rate Note
             Fixed Rate Commencement Date:
             Fixed Interest Rate:
      |_| Inverse Floating Rate Note:
             Fixed Interest Rate:
      |_| Original Issue Discount Note
             Issue Price:

Initial Interest Reset Date: Monthly      November 23,2001
Interest Reset Date(s): 23rd of each month.

Maximum Interest Rate: __%                Minimum Interest Rate: __%

Indexed Principal Note:                   |_| Yes        X  No
      Manner of Determining Principal Amount Payable at Maturity Date:

Indexed Interest Rate Note:               |_| Yes        X  No
      Manner of Determining Principal Amount Payable at Maturity Date:

Dual Currency Note:                       |_| Yes        X  No
      Optional Payment Currency:

Amortizing Note:                          |_| Yes        X  No
      Amortizing Schedule:

Original Issue Discount Note:             |_| Yes        X  No
      Issue Price:

Renewable Note:                           |_| Yes        X  No
      Initial Maturity Date:

Optional Redemption:                      |_| Yes        X  No
      Initial Redemption Date:
      Initial Redemption Percentage: __%

Optional Repayment:                       |_| Yes        X  No
      Optional Repayment Date(s):

Optional Extension of Maturity:           |_| Yes        X  No
      Final Maturity Date:  October 23,2002

Addendum Attached:                        |_| Yes        X  No

Other Provisions:

                           --------------------------
                           CREDIT SUISSE FIRST BOSTON